Exhibit 99.1

SEAGATE TECHNOLOGY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Seagate Technology (“Seagate”) acquired all of the outstanding common stock, assumed and converted all outstanding nonvested stock into Seagate common shares, and assumed all outstanding options to purchase common stock of Maxtor Corporation (“Maxtor”) in a stock for stock transaction announced on December 21, 2005 and consummated on May 19, 2006. The following Unaudited Pro Forma Condensed Combined Statement of Operations is based on the historical financial statements of Seagate and Maxtor after giving effect to the acquisition of Maxtor by Seagate (the “Merger”) using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended June 30, 2006 is presented as if the Merger had occurred on July 2, 2005. An unaudited pro forma condensed combined balance sheet is not presented because the acquisition of Maxtor occurred prior to, and is already reflected in the June 30, 2006 Seagate historical balance sheet included in Seagate’s annual report on Form 10-K for the fiscal year ended June 30, 2006. You should read this information in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Combined Statement of Operations and separate historical financial statements of Seagate as of and for the fiscal year ended June 30, 2006, included in the Seagate annual report on Form 10-K for the fiscal year ended June 30, 2006.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the results of operations that would have been realized if the Merger had been completed on July 2, 2005, nor is it indicative of future operating results. The pro forma adjustments are based upon assumptions that Seagate believes are reasonable.

The Unaudited Pro Forma Condensed Combined Statement of Operations does not include the effects of:

•	likely revenue attrition that will result in lower combined revenues during the initial quarters following the closing of the merger;

•	expected gross margin improvement in future quarters due to scale and leveraging of Seagate manufacturing platforms;

•	anticipated operating efficiencies and cost savings of approximately $300 million per year after the first full year of integration; and

•	approximately $580 million of incremental capital spending in the first 18 to 24 months following the closing of the Merger.

Seagate and Maxtor have different fiscal year ends which end on the Friday closest to June 30 and the last Saturday in December, respectively. As such, Maxtor’s historical results have been aligned to more closely conform to those of Seagate. In addition, certain reclassifications have been made to Maxtor’s historical financial statements to conform to the presentation used in Seagate’s historical financial statements. Such reclassifications had no effect on Maxtor’s previously reported net income or income from continuing operations.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended June 30, 2006 has been derived from:

•	the unaudited historical condensed consolidated statement of operations of Seagate for the fiscal year ended June 30, 2006; and

•	the unaudited historical condensed consolidated statement of operations of Maxtor for the period from July 1, 2005 to May 19, 2006;

SEAGATE TECHNOLOGY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended June 30, 2006

(in millions, except per share data)

	For the Year Ended June 30, 2006 Seagate	For the Period from July 1, 2005 to May 19, 2006 Maxtor	Pro Forma Adjustments		Pro Forma Combined
Revenue	$9,206	$3,024	$(31)	(a)	$12,199
Cost of revenue	7,069	2,887	(3)	(b)	9,953
Product development	805	269	(2)	(c)	1,072
Marketing and administrative	447	154	(7)	(d)	594
Amortization of intangibles	7	1	47	(e)	55
Restructuring	4	(4)	—		0

Total operating expenses	8,332	3,307	35		11,674

Income (loss) from operations	874	(283)	(66)		525
Interest income	69	13	—		82
Interest expense	(41)	(35)	9	(f)	(67)
Other, net	22	13	—		35

Other income (expense), net	50	(9)	9		50

Income (loss) before income taxes	924	(293)	(57)		574
Provision for income taxes	84	1	—		85

Net income (loss)	$840	$(294)	$(57)		$489

Net income per share:
Basic	$1.70				$0.84
Diluted	1.60				0.80
Number of shares used in per share calculations:
Basic	495		85	(g)	580
Diluted	524		86	(g)	610

1.	BASIS OF PRO FORMA PRESENTATION

On December 20, 2005, Seagate and Maxtor entered into a definitive merger agreement and announced the Merger on December 21, 2005. The transaction was consummated on May 19, 2006 and Maxtor became a wholly owned subsidiary of Seagate. The transaction was accounted for using the purchase method of accounting. This pro forma statement of operations for the fiscal year ended June 30, 2006 is presented as if the transaction had been consummated on July 2, 2005.

The total purchase price of the Merger was as follows (in millions):

Fair value of Seagate common shares issued	$1,940
Fair value of options assumed and nonvested shares exchanged	86
Acquisition related costs	19

Total purchase price	$2,045

Each share of Maxtor common stock was exchanged for 0.37 of the Company’s common shares. The Company issued approximately 96.9 million common shares to Maxtor’s shareholders. Based on the average closing price of the Company’s common shares on the NYSE for the two days prior to, including, and two days subsequent to the public announcement of the merger (December 21, 2005) of $20.02 and including capitalized acquisition-related costs and the fair value of options assumed and nonvested shares exchanged, the transaction was valued for accounting purposes at approximately $2.0 billion. The Company also assumed all outstanding options to purchase Maxtor common stock with a weighted-average exercise price of $16.10 per share. Each option assumed was converted into an option to purchase the Company’s common shares after applying the 0.37 exchange ratio. In total, the Company assumed and converted Maxtor options into options to purchase approximately 7.1 million of the Company’s common shares. The Company also assumed and converted all outstanding Maxtor nonvested stock into approximately 1.3 million of the Company’s nonvested shares, based on the exchange ratio. The fair value of options assumed and nonvested shares exchanged had a fair value of approximately $86 million as estimated using the Black-Scholes valuation model.

Purchase Price Allocation

In accordance with SFAS No. 141 (SFAS 141), Business Combinations the allocation of the total purchase price to Maxtor’s tangible and identifiable intangible assets acquired and liabilities assumed was based on their fair values as of May 19, 2006 and the residual value was allocated to goodwill. The fair values of liabilities were determined based on market values of the traded debt securities, or the present values of the amounts to be paid, unless they were expected to be settled in a short period, in which case discounting was not performed.

The values assigned to certain acquired assets and liabilities are preliminary, are based on information available as of June 30, 2006, and may be adjusted as further information becomes available during the allocation period of up to 12 months from the acquisition date (in accordance with SFAS 141). Additional information that may become available subsequently and may result in changes in the values allocated to various assets and liabilities includes, but is not limited to, changes in the timing and actual number of employees terminated and the location of these employees, the period it takes to vacate and successfully market owned and leased facilities and the selling prices or sublet rental rates secured, the net resale values of plant and equipment, previously unidentified claims from suppliers or other contingent obligations, including warranty liabilities, and the amounts required to settle them, the progress or outcomes of various litigation, and the outcomes of previously identified or unidentified customer claims. Any changes in the values allocated to tangible and specifically identified intangible assets acquired and liabilities assumed during the allocation period may result in material adjustments to goodwill.

The following represents the Company’s preliminary allocation of the purchase price to the acquired assets and liabilities assumed of Maxtor (in millions):

Tangible assets acquired and liabilities assumed:
Cash and short-term investments	$326
Accounts receivable	161
Inventories	347
Other current assets	94
Property, equipment and leasehold improvements	138
Other non-current assets	73
Accounts payable and accrued liabilities	(816)
Accrued exit costs	(251)
Debt assumed	(745)
Other liabilities	(125)
Identifiable intangible assets	315
Stock-based compensation	70
Goodwill	2,458

Total purchase price	$2,045

2. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Unaudited Pro Forma Condensed Combined Statement of Operations:

(a)	Seagate accounts for direct sales to retail customers using a sell-through method and Maxtor accounted for direct sales to retail customers using a sell-in method. This adjustment conforms Maxtor’s method of accounting for direct sales to retail customers to the method used by Seagate that will be the method used by the combined company.

(b)	Adjustments to Cost of revenue (in millions):

Year Ended June 30, 2006
To reduce depreciation expense to reflect the lower basis of depreciable fixed assets acquired	$(75)
To record the impact of an adjustment to conform the method of accounting for retail revenue recognition	(28)
To record amortization of acquired intangible assets – existing technology	111
To record the increased basis of inventory to fair value	(6)
To record stock-based compensation related to Maxtor options assumed and nonvested shares exchanged	4
To record a benefit related to above-market operating leases	(9)

$(3)

(c)	Adjustments to Product development (in millions):

Year Ended June 30, 2006
To reduce depreciation expense to reflect the lower basis of depreciable fixed assets acquired	$(14)
To record stock-based compensation related to Maxtor options assumed and nonvested shares exchanged	12

$(2)

(d)	Adjustments to Marketing and administrative (in millions):

Year Ended June 30, 2006
To reduce depreciation expense to reflect the lower basis of depreciable fixed assets acquired	$(14)
To record stock-based compensation related to Maxtor options assumed and nonvested shares exchanged	7

$(7)

(e)	Adjustments to Amortization of intangibles (in millions):

Year Ended June 30, 2006
To eliminate Maxtor’s historical amortization of intangibles	$(1)
To record amortization of acquired identifiable intangible assets, exclusive of existing technology	48

$47

(f)	To record the amortization of the net discount on assumed debt and the elimination of Maxtor’s amortization of debt issuance costs, as applicable.

(g)	The pro forma number of shares used in per share calculations reflects the weighted average of Seagate common shares for the period presented combined with the outstanding shares of Maxtor common stock at May 19, 2006, adjusted to reflect the exchange ratio of 0.37 Seagate common shares for each outstanding share of Maxtor common stock, including the impact of net shares issued to satisfy Maxtor outstanding stock options and nonvested shares using the treasury stock method. The 2.375% convertible senior notes due 2012 and the 6.8% convertible senior notes due 2010 have an anti-dilutive effect on the calculation of pro forma net income per share for the year ended June 30, 2006.